EXHIBIT 99

NEWS:

The Sherwin-Williams Company        •         101 West Prospect Avenue        •         Cleveland, Ohio 44115        •         (216) 566-2000

The Sherwin-Williams Company Reports 2019 Second Quarter Financial Results

•	Consolidated net sales increased 2.2% in the quarter to $4.88 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 4.3% in the quarter

•	Diluted net income per share increased to $5.03 per share in the quarter compared to $4.25 per share in the second quarter 2018

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Second quarter 2019 includes charges for acquisition-related costs and a tax credit investment loss of $.75 and $.79 per share, respectively; second quarter 2018 included charges for acquisition-related costs and environmental expense provisions of $1.23 and $.25 per share, respectively

○

Excluding acquisition-related costs and other non-operating expenses, diluted net income per share increased to $6.57 per share in the quarter versus $5.73 per share in the second quarter 2018 on a comparable basis

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 8.5% in the quarter to $921.5 million, or 18.9% of sales

•	Reaffirming FY19 adjusted EPS guidance of $20.40 to $21.40 per share, excluding acquisition-related costs and other non-operating expenses, versus $18.53 per share on a comparable basis in FY18

CLEVELAND, OHIO, July 23, 2019 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2019. Compared to the same period in 2018, consolidated net sales increased $104.1 million, or 2.2%, to $4.88 billion in the quarter and increased $179.9 million, or 2.1%, to $8.92 billion in six months. The increase in the quarter was due primarily to higher paint sales volume in North American stores, a new customer program launched in 2018 and selling price increases, partially offset by demand softness in some end markets outside the U.S. and unfavorable currency translation rate changes. Currency translation rate changes decreased consolidated net sales by 1.5% in the second quarter and 1.8% in the first six months, respectively. Diluted net income per share increased to $5.03 per share in the second quarter compared to $4.25 per share in the second quarter 2018. Second quarter 2019 includes charges for acquisition-related costs and a tax credit investment loss of $.75 and $.79 per share, respectively. As previously disclosed, the tax credit investment loss relates to the Company’s investments in federal renewable energy tax credit funds through DC Solar Solutions, Inc. and certain of its affiliates. Second quarter 2018 diluted net income per share included charges for acquisition-related costs and environmental expense provisions of $1.23 and $.25 per share, respectively. Diluted net income per share increased to $7.65 per share in the first six months compared to $6.86 per share in the same period in 2018. The first six months of 2019 includes charges for acquisition-related costs of $1.46 per share, a tax credit investment loss of $.79 per share and a pension settlement expense of $.27 per share. The first six months of 2018 included charges of $2.18 and $.25 per share from acquisition-related costs and environmental expense provisions, respectively.

Net sales in The Americas Group increased 5.0% to $2.76 billion in the quarter and increased 4.4% to $4.91 billion in six months due primarily to higher paint sales across all end markets in North American stores and selling price increases, partially offset by unfavorable currency translation rate changes. Currency translation rate changes decreased Group net sales by .8% and 1.2% in the quarter and six months, respectively. Net sales from stores in the U.S. and Canada open for more than twelve calendar months increased 4.3% in the quarter and increased 4.0% in six months over last year’s comparable periods. Segment profit increased $42.5 million to $612.4 million in the quarter and increased $36.2 million to $943.5 million in six months due primarily to higher paint sales volume and selling price increases, partially offset by unfavorable currency translation rate changes. Segment profit in the first six months was also negatively impacted by increased raw material costs primarily in the first quarter. Currency translation rate changes decreased segment profit by $2.3 million and $6.8 million in the quarter and six months, respectively. Segment profit as a percent of net sales increased in the quarter to 22.2% from 21.7% in the second quarter last year. In the first six months, segment profit as a percent to net sales was 19.2% - essentially flat compared to the same period last year.

Net sales of the Consumer Brands Group increased 3.4% to $804.5 million in the quarter and increased 1.7% to $1.46 billion in six months. The increase in the quarter and six months was due primarily to a new customer program launched in 2018 and selling price increases, partially offset by the divestiture of the Guardsman furniture protection business in the third quarter of 2018, unfavorable currency translation rate changes and lower volume sales to some of the Group’s retail customers. Currency translation rate changes decreased Group net sales by 1.6% in both the quarter and six months. Segment profit increased to $140.7 million in the quarter from $90.9 million in the second quarter last year due primarily to selling price increases, good cost control and reduced impacts of purchase accounting, partially offset by incremental investments in the new customer program and unfavorable currency translation rate changes. Segment profit as a percent of net external sales increased in the quarter to 17.5% from 11.7% in the second quarter last year. Purchase accounting expense in the quarter was $22.5 million compared to $28.5 million in the second quarter last year. Currency translation rate changes decreased segment profit by $1.9 million in the quarter. In the first six months, segment profit increased to $228.6 million from $165.1 million in the comparable period last year primarily due to selling price increases, good cost control and reduced impacts of purchase accounting, partially offset by increased raw material costs and unfavorable currency translation rate changes. Segment profit as a percent of net external sales increased in the six months to 15.7% from 11.5% in the same period last year. Purchase accounting expense through six months was $45.4 million compared to $60.4 million in the same period last year. Currency translation rate changes decreased segment profit $2.5 million in six months.

The Performance Coatings Group’s net sales stated in U.S. dollars decreased 3.8% to $1.32 billion in the quarter and decreased 1.9% to $2.55 billion in six months. The decrease in both the quarter and six months was due primarily to soft sales outside North America and unfavorable currency translation rate changes, partially offset by selling price increases. Currency translation rate changes decreased Group net sales by 2.7% and 3.3% in the quarter and the first six months, respectively. Segment profit increased in the quarter to $150.3 million from $144.2 million in the second quarter last year due primarily to selling price increases and good cost control, partially offset by increased purchase accounting expense. Segment profit as a percent of net external sales increased in the quarter to 11.4% from 10.5% in the second quarter last year. Purchase accounting expense in the quarter was $53.9 million compared to $47.6 million in the second quarter last year. Segment profit increased in the first six months to $249.0 million from $235.0 million in the same period last year due primarily to selling price increases and good cost control, partially offset by increased raw material costs and increased purchase accounting expense. Currency translation rate changes decreased segment profit $3.3 million in six months. Segment profit as a percent of net external sales increased in the first six months to 9.8% from 9.0% in the first six months last year. Purchase accounting expense for the first six months was $108.0 million compared to $105.1 million in the same period last year.

Net operating cash improved $178.9 million to $758.0 million in the six months. This strong cash generation allowed us to return cash to our shareholders in the form of dividends and share repurchases for treasury of approximately $660.0 million. The Company purchased 1,075,000 shares of its common stock in the first six months, and at June 30, 2019, the Company had remaining authorization to purchase 9.05 million shares of its common stock through open market purchases.

Commenting on the second quarter, John G. Morikis, Chairman and Chief Executive Officer, said, “Sherwin-Williams delivered record results in net sales, EBITDA, profit before taxes and net operating cash in the second quarter, overcoming uneven demand in end markets outside the U.S. and persistently challenging selling conditions in North American architectural paint markets. Gallon growth in our North American paint stores and continued progress on our pricing initiatives in all segments combined to drive consolidated adjusted gross margin to 44.9% and support our continued investments in solutions for our customers. We also continued to effectively manage costs, which combined with the gross margin improvement, drove a 15% year-over-year increase in adjusted earnings per share. We expect gross margins to continue to improve in the second half of the year, driven by continued volume growth and lower projected year-over-year raw material pricing.

“All three of our segments increased profit and margin year-over-year. In The Americas Group, we generated sales growth in all end markets in our North American paint stores, led by high single digit growth in residential repaint. We leveraged the sales growth to expand segment margin by 50 basis points to 22.2%. We’ve opened 20 net new stores year to date, and our professional painting contractor customers continue to report solid backlogs and project pipelines going forward. In our Consumer Brands Group, our growth initiatives with our largest partners in North America are performing well and more than offset softer demand in some international markets. Adjusted segment margin improved 490 basis points to 20.3%, driven by sales growth and good cost control. Performance Coatings Group sales declined in the quarter mainly related to softer demand in some end markets in Asia and Europe. Despite the sales decline, adjusted segment margin increased 150 basis points to 15.5% - evidence of our good cost control and that our recent pricing actions are gaining traction to offset raw material inflation.

“For the third quarter, we anticipate our consolidated net sales will increase by a low single digit percentage compared to last year’s third quarter. For the full year 2019, we expect our consolidated net sales will increase two to four percent compared to the full year 2018. We are updating our full year 2019 diluted net income per share guidance to be in the range of $16.14 to $17.14 per share as a result of the $.79 per share charge related to the tax credit investment loss. Diluted net income per share in 2018 was $11.67 per share, including a charge of $4.15 per share for acquisition-related costs and charges for non-operating expenses of $2.71 per share. We are reaffirming our full year 2019 adjusted diluted net income per share guidance to be in the range of $20.40 to $21.40 per share, excluding acquisition-related costs and charges for non-operating expenses, compared to $18.53 per share for the full year 2018 on a comparable basis.”

The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2019, at 11:00 a.m. EDT on Tuesday, July 23, 2019. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 23rd release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until August 9, 2019 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-

Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related costs and other non-operating expenses. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months	Six Months	Year Ended

	Ended	Ended	December 31, 2019

	June 30,	June 30,	(guidance)

	2019	2019	Low	High

Diluted net income per share	$5.03	$7.65	$16.14	$17.14

Tax credit investment loss	.79	.79	.79	.79

Pension plan settlement expense		.27	.27	.27

Other non-operating expenses	.79	1.06	1.06	1.06

Integration costs	.12	.19	.56	.56

Purchase accounting impacts	.63	1.27	2.64	2.64

Total acquisition costs	.75	1.46	3.20	3.20

Adjusted diluted net income per share	$6.57	$10.17	$20.40	$21.40

	Three Months	Three Months	Three Months	Three Months	Year

	Ended	Ended	Ended	Ended	Ended

	March 31,	June 30,	September 30,	December 31,	December 31,

	2018	2018	2018	2018	2018

Diluted net income per share	$2.62	$4.25	$3.72	$1.07	$11.67

California litigation expense			1.09		1.09

Environmental expense provision		.25		1.07	1.32

Pension plan settlement expense				.30	.30

Other non-operating expenses	—	.25	1.09	1.37	2.71

Transaction and integration costs	.24	.62	.22	.48	1.55

Purchase accounting impacts	.71	.61	.65	.62	2.60

Total acquisition costs	.95	1.23	.87	1.10	4.15

Adjusted diluted net income per share	$3.57	$5.73	$5.68	$3.54	$18.53

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA). This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA.

Thousands of dollars

	Three Months	Three Months	Six Months

	Ended	Ended	Ended

	March 31, 2019	June 30, 2019	June 30, 2019

Net income	$245,237	$471,003	$716,240

Interest expense	90,994	89,198	180,192

Income taxes	53,617	204,698	258,315

Depreciation	64,716	65,032	129,748

Amortization	78,771	78,081	156,852

EBITDA	533,335	908,012	1,441,347

Pension plan settlement expense	32,410		32,410

Integration costs	9,345	13,519	22,864

Adjusted EBITDA	$575,090	$921,531	$1,496,621

	Three Months	Three Months	Six Months

	Ended	Ended	Ended

	March 31, 2018	June 30, 2018	June 30, 2018

Net income from continuing operations	$250,127	$403,604	$653,731

Interest expense	91,547	93,507	185,054

Income taxes	53,459	134,482	187,941

Depreciation	71,591	72,542	144,133

Amortization	85,049	73,893	158,942

EBITDA from continuing operations	551,773	778,028	1,329,801

Environmental expense provision		32,018	32,018

Transaction and integration costs	30,423	39,273	69,696

Adjusted EBITDA	$582,196	$849,319	$1,431,515

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of additional anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jim Jaye

Senior Vice President – Investor Relations & Corporate Communications

Sherwin-Williams

Direct: 216.515.8682

James.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Sherwin-Williams

Direct: 216.566.2766

Eric.r.swanson@sherwin.com

Media Contact:

Mike Conway

Director, Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

Thousands of dollars, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,

	2019	2018	2019	2018

Net sales	$4,877,860	$4,773,796	$8,918,721	$8,738,802

Cost of goods sold	2,696,425	2,735,168	5,002,209	5,013,327

Gross profit	2,181,435	2,038,628	3,916,512	3,725,475

Percent to net sales	44.7%	42.7%	43.9%	42.6%

Selling, general and administrative expenses	1,331,288	1,307,861	2,575,305	2,522,426

Percent to net sales	27.3%	27.4%	28.9%	28.9%

Other general expense - net	7,122	26,979	6,664	29,969

Amortization	78,081	73,893	156,852	158,942

Interest expense	89,198	93,507	180,192	185,054

Interest and net investment income	(541)	(559)	(951)	(2,177)

Other expense (income) - net	586	(1,139)	23,895	(10,411)

Income before income taxes	675,701	538,086	974,555	841,672

Income taxes	204,698	134,482	258,315	187,941

Net income	$471,003	$403,604	$716,240	$653,731

Net income per share - basic	$5.13	$4.34	$7.80	$7.02

Net income per share - diluted	$5.03	$4.25	$7.65	$6.86

Average shares outstanding - basic	91,775,295	92,926,421	91,864,062	93,132,993

Average shares and equivalents outstanding - diluted	93,561,725	94,884,187	93,566,627	95,258,956

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

Thousands of dollars

	2019		2018

	Net	Segment	Net	Segment

	External	Profit	External	Profit

	Sales	(Loss)	Sales	(Loss)

Three Months Ended June 30:

The Americas Group	$2,756,048	$612,384	$2,625,057	$569,897

Consumer Brands Group	804,472	140,654	777,746	90,903

Performance Coatings Group	1,316,957	150,327	1,369,324	144,194

Administrative	383	(227,664)	1,669	(266,908)

Consolidated totals	$4,877,860	$675,701	$4,773,796	$538,086

Six Months Ended June 30:

The Americas Group	$4,910,901	$943,472	$4,705,472	$907,289

Consumer Brands Group	1,458,974	228,591	1,434,125	165,131

Performance Coatings Group	2,547,755	249,020	2,597,099	234,960

Administrative	1,091	(446,528)	2,106	(465,708)

Consolidated totals	$8,918,721	$974,555	$8,738,802	$841,672

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

Thousands of dollars

	June 30,
	2019	2018

Cash	$145,577	$154,973

Accounts receivable	2,659,051	2,625,066

Inventories	1,894,865	1,815,741

Other current assets	390,471	382,515

Short-term borrowings	(808,800)	(650,718)

Current portion of long-term debt	(1,437,812)	(1,179)

Current portion of operating lease liabilities	(361,676)

Accounts payable	(2,067,854)	(2,049,123)

Other current liabilities	(1,666,498)	(1,489,067)

Working capital	(1,252,676)	788,208

Net property, plant and equipment	1,773,586	1,776,378

Deferred pension assets	34,812	301,664

Goodwill and intangibles	12,005,479	12,457,724

Operating lease right-of-use assets	1,667,517

Other non-current assets	614,778	581,761

Long-term debt	(7,209,481)	(9,722,918)

Postretirement benefits other than pensions	(259,852)	(276,796)

Deferred income taxes	(1,114,740)	(1,365,775)

Long-term operating lease liabilities	(1,362,218)

Other long-term liabilities	(1,149,723)	(837,472)

Shareholders’ equity	$3,747,482	$3,702,774

Selected Information (Unaudited)

Thousands of dollars

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

The Americas Group - net new stores	5	18	20	22

The Americas Group - total stores	4,716	4,642	4,716	4,642

Performance Coatings Group - net new branches	—	(4)	(1)	(3)

Performance Coatings Group - total branches	281	287	281	287

Depreciation	$65,032	$72,542	$129,748	$144,133

Capital expenditures	76,519	59,573	127,879	101,826

Cash dividends	104,995	80,613	209,757	161,641

Amortization of intangibles	78,081	73,893	156,852	158,942

Significant components of Other general expense - net:

Provision for environmental related matters - net	6,680	31,253	7,272	32,018

Loss (gain) on sale or disposition of assets	442	(4,274)	(608)	(2,049)

Significant components of Other expense (income) - net:

Pension plan settlement expense			32,410

Dividend and royalty income	(811)	(1,521)	(5,577)	(2,972)

Net expense from banking activities	2,683	2,450	5,351	4,686

Foreign currency transaction related (gains) losses	(1,830)	5,626	(3,936)	3,164

Other (1)	544	(7,694)	(4,353)	(15,289)

Intersegment transfers:

Consumer Brands Group	981,046	955,270	1,773,832	1,721,333

Performance Coatings Group	30,350	6,570	58,836	12,414

The Americas Group		220	6	273

Administrative	3,165	3,182	6,338	6,461

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.